Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated December 11, 2009, with respect to the consolidated financial statements and internal control over financial reporting of Rochester Medical Corporation appearing in the 2009 Annual Report of Rochester Medical Corporation to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended September 30, 2009 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
Minneapolis, MN
February 9, 2010